Exhibit 99.1

              Shareholder Lawsuit Dismissal Appealed

    MINNEAPOLIS--(BUSINESS WIRE)--March 6, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today announced that the dismissal of the lawsuit entitled "In re Possis Securities
Litigation" against Possis Medical has been appealed.

    Plaintiffs in the securities litigation entitled "In re Possis Securities Litigation", which was dismissed with prejudice by the United States District Court for the District of Minnesota in early February, filed on March 3, 2007, a notice of appeal of the trial court's decision with the United States Court of Appeals for the Eight Circuit. Possis believes the trial court acted properly and intends to contest the appeal vigorously.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet(R) System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and Chief Financial Officer
             Jules.Fisher@possis.com